                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 12B-25
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                                                         SEC FILE NUMBER
                                                              0-9065
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                           NOTIFICATION OF LATE FILING

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                                                           CUSIP NUMBER
                                                            38114510 1
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(Check One): |X| Form 10-K |_| Form 20-F |_| Form 11-K |_| Form 10-Q |_| Form N-SAR


         For Period Ended:   August 31, 1997
         [  ]     Transition Report on Form 10-K
         [  ]     Transition Report on Form 20-F
         [  ]     Transition Report on Form 11-K
         [  ]     Transition Report on Form 10-Q
         [  ]     Transition Report on Form N-SAR
         For the Transition Period Ended: _____________________________________





If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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PART I - REGISTRANT INFORMATION

Golden Pharmaceuticals, Inc.
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Full Name of Registrant


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Former Name if Applicable

710 14th Street
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Address of Principal Executive Office (Street and Number)

Golden, Colorado 80401
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City, State and Zip Code

PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

|X|       (a)      The reasons described in reasonable detail in Part III of
                   this form could not be eliminated without unreasonable effort or expense;
|X|                (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or
                   portion thereof, will be filed on or before the fifteenth
                   calendar day following the prescribed due date; or the
                   subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth
                   calendar day following the prescribed due date; and
|_|       (c)      The accountant's statement or other exhibit required by
                   Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

On April 7, 1997, the Registrant completed the sale of its assets related to its business of manufacturing and distributing Iodine-123 capsules for a total purchase price of $6,700,000. As a result the Registrant is unable to timely complete the information required for the presentation of its Annual Report on Form 10-KSB for the year ended August 31, 1997.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

       Gary P. Pryor                   (303)                       279-9375
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          (Name)                    (Area Code)               (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
          filed? If answer is no, identify report(s).            |X| Yes |_| No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
          report or portion thereof?                             |X| Yes |_| No

          If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                          Golden Pharmaceuticals, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date   December 1, 1997                       By   /s/ Gary P. Pryor
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                                                       Gary P. Pryor, Vice
                                                       President, Finance

    PART IV - OTHER INFORMATION

         3. The Registrant believes that there will be a significant change in the results of operations from the last fiscal year, however, a reasonable estimate of the results cannot be made at this time.